Exhibit 99.1

FOR IMMEDIATE RELEASE: FEBRUARY 1, 2011

LEGGETT & PLATT ANNOUNCES 2010 RESULTS

Carthage, MO, February 1, 2011 —

•	Full year earnings were $1.15 per share, versus $.70 in 2009

•	Full year sales were $3.36 billion, 10% higher than in 2009

•	4Q EPS from Continuing Operations was $.21, compared to $.26 in prior year

•	4Q sales were $802 million, 4% higher than in prior year

•	Cash flow from operations was $363 million for the full year

•	Repurchased 1.4 million shares during the quarter; finished year with net debt at 23.3% of net capital

•	2011 EPS guidance of $1.20 - 1.40, on sales of $3.4 - 3.6 billion

Diversified manufacturer Leggett & Platt reported fourth quarter earnings per diluted share of $.21. In the fourth quarter of 2009, earnings from Continuing Operations were $.26 per share. Fourth quarter 2010 earnings benefited from higher unit volumes and lower effective tax rates; these factors were more than offset by a net change in LIFO impact (of $.09 per share) and higher-cost raw materials.

Fourth quarter 2010 sales from Continuing Operations were $802 million, a 4% (or $32 million) increase versus the prior year. Same location sales grew 6%, primarily from unit volume growth in the Specialized Products and Industrial Materials segments.

Full Year Financial Results

Full year 2010 EPS was $1.15, a significant improvement over 2009 EPS of $.70. Per share earnings increased primarily due to higher sales, lower effective tax rates, and non-recurrence of three significant expense items from 20091. Full year sales from Continuing Operations increased 10% to $3.36 billion, reflecting unit volume gains.

The company generated $363 million of cash from operations during 2010. Major uses of cash included $223 million to fund dividends and capital requirements, $106 million (net) to purchase Leggett stock, and $46 million to reduce debt. Net debt to net capital was 23.3% at year end, its lowest level since 2004 and well below the company’s 30% - 40% target range.

A Good Year

President and CEO David S. Haffner commented, “Leggett & Platt had a good year in 2010, as we began to see signs of economic recovery. In total, full year sales grew 10% and EPS grew 64%. The automotive and office furniture markets experienced significant improvement from the very depressed demand levels of 2009. Demand for retail store fixtures was also reasonably strong. And though growth tapered off in the second half of the year, our residential bedding and furniture markets started 2010 with strong demand.

“We continued to optimize our cost structure in an effort to improve both margins and returns. EBIT margin reached its highest level in four years, improving from 5.7% in 2008, to 7.5% in 2009, to 8.6% in 2010. Fourth quarter margins, however, were depressed by significantly higher raw material costs and the impact of LIFO. As the economy continues to recover, and our sales expand, full-year margins should improve further.

[1]	2009 results included $.12 per share of expenses for these three items: tax adjustments resulting from Mexican tax law changes, bad debt expense related to a specific customer bankruptcy, and the write-down of a note associated with the Aluminum Segment divestiture.

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“While achieving these results, we maintained our strong financial base. We ended 2010 with net debt to net capital well below our long-term targeted range, no significant fixed term debt maturing until 2013, and over $500 million available under our existing commercial paper program and revolver facility. We increased the dividend by 4%, generated a 5% dividend yield, and bought back more than 6 million shares of stock.

“In 2010 we also completed the sale of the seventh, and final, divestiture identified as a part of our strategic realignment. These divestitures collectively generated $433 million of after-tax cash proceeds (over the past three years), exceeding our original $400 million goal.

“We continue to assess our overall performance by comparing our Total Shareholder Return (TSR2), on a rolling three-year basis, to that of peer companies. For the three years ending December 31, 2010, we generated TSR of 16% per year on average, while the S&P 500 index generated average TSR of negative 3% per year. Our three-year TSR results rank among the top 8% of the companies in the S&P 500 index.”

Dividend and Stock Repurchases

2010 marked the 39th consecutive annual dividend increase for Leggett & Platt, with a compound annual growth rate of nearly 14% during that period. At yesterday’s closing share price of $22.53, the indicated annual dividend of $1.08 per share generates a dividend yield of 4.8%.

During the fourth quarter, the company repurchased 1.4 million shares of its stock at an average price of $21.99 per share. For the full year, the company purchased 6.2 million shares of its stock and issued 3.6 million shares; as a result, shares outstanding declined by 2.6 million during 2010, to 146.2 million shares.

2011 Outlook

Over the last three years Leggett & Platt significantly reduced its fixed cost structure, but has purposely retained spare production capacity. Accordingly, sales can rebound to over $4 billion without the need for large capital investment. As a result, the company has meaningful operating leverage that contributed significantly to 2010 EPS growth; this leverage is expected to continue to benefit EPS as sales increase in the future.

Leggett anticipates 2011 sales of approximately $3.4 - 3.6 billion, reflecting the company’s belief that the economy will continue to improve modestly. Based upon that sales expectation, and considering other uncertainties including inflation and steel costs, Leggett projects 2011 EPS of $1.20 - 1.40. The company recently adjusted sales prices in response to significantly higher raw material costs; however, the lag in cost recovery will have an impact on first quarter 2011 margins.

Cash from operations should exceed $300 million for the full year. Capital expenditures are expected to be about $85 million, and dividend payments should approximate $155 million.

For the full year, the company anticipates repurchasing up to 10 million shares of its stock and issuing approximately 3 million shares (primarily to employees as they purchase stock via employee benefit plans). The company has standing authorization from the Board of Directors to repurchase up to 10 million shares each year, but has established no specific repurchase commitment or timetable.

LIFO

All of Leggett’s segments use the FIFO (first-in, first-out) method for valuing inventories. An adjustment is made at the corporate level to convert about 60% of the inventories to the LIFO (last-in, first-out) method. Steel cost decreases contributed to a LIFO benefit of $67 million for the full year 2009 (for Continuing Operations), which contrasts with $15 million of LIFO expense in 2010.

[2]	TSR = (Change in Stock Price + Dividends Received) / Beginning Stock Price; assumes dividends are reinvested

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LIFO accounting created significant variability in 2009 quarterly earnings. Steel deflation negatively impacted segment earnings for the first half of 2009. This impact was offset by a LIFO benefit at the corporate level, but that benefit was spread across all four quarters in 2009. As a result, earnings for the fourth quarter 2009 included a LIFO benefit of $14.8 million. In contrast, fourth quarter 2010 earnings reflect a LIFO expense of $5.4 million, a delta (versus 4Q 2009) of $20.2 million, which equates to 9 cents of per share earnings.

SEGMENT RESULTS – Fourth Quarter 2010 (versus 4Q 2009)

Residential Furnishings – Total sales decreased $4 million, or 1%; unit volume declined 3% and was partially offset by steel-related price inflation. EBIT (earnings before interest and income taxes) decreased $7 million due to lower unit volumes and higher raw material costs.

Commercial Fixturing & Components – Total sales increased $1 million, or 1%. EBIT decreased $2 million, with gains from higher sales more than offset by restructuring related costs (closure of a wood store fixtures operation).

Industrial Materials – Total sales increased $13 million, or 8%; unit volume gains and inflation increased sales $25 million; a small divestiture reduced sales by $12 million. EBIT decreased $1 million, with the impact of higher volume more than offset by absence of the earnings associated with the divestiture, and lower metal margins.

Specialized Products – Total sales increased $25 million, or 17%, primarily from strength in the Automotive and Commercial Vehicle Products groups. EBIT increased $5 million due to higher volume, which was partially offset by higher raw material costs.

SEGMENT RESULTS – Full Year 2010 (versus 2009)

Residential Furnishings – Total sales from Continuing Operations increased $54 million, or 3%, primarily due to growth within the company’s international operations. EBIT from Continuing Operations increased $69 million, with the impact of higher unit volumes augmented by pricing discipline, significantly reduced bad debt expense, and the gain on a building sale (in 1Q 2010).

Commercial Fixturing & Components – Total sales from Continuing Operations increased $43 million, or 9%, due to new programs with office furniture manufacturers and increased sales of store fixtures to retailers. EBIT from Continuing Operations increased $16 million, largely due to increased sales.

Industrial Materials – Total sales from Continuing Operations increased $78 million, or 12%, from both inflation (related to steel prices) and improved market demand. EBIT decreased $5 million, with the impact of higher volume more than offset by the impact of lower metal margins across the steel rod industry.

Specialized Products – Total sales from Continuing Operations increased $128 million, or 26%, due to rebounding market demand across all elements of the segment. EBIT from Continuing Operations increased $49 million, with the impact of increased sales bolstered by cost reductions.

Slides and Conference Call

A set of slides containing summary financial information is available from the Investor Relations section of Leggett’s website at www.leggett.com. Management will host a conference call at 8:00 a.m. Central (9:00 a.m. Eastern) on Wednesday, February 2. The webcast can be accessed (live or replay) from Leggett’s website. The dial-in number is (201) 689-8341; there is no passcode. First quarter results will be released after the market closes on Thursday, April 28, with a conference call the next morning.

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FOR MORE INFORMATION: Visit Leggett’s website at www.leggett.com.

COMPANY DESCRIPTION: Leggett & Platt (NYSE: LEG) is a diversified manufacturer (and member of the S&P 500) that conceives, designs and produces a broad variety of engineered components and products that can be found in most homes, offices, and automobiles. The company serves a broad suite of customers that comprise a “Who’s Who” of U.S. manufacturers and retailers. The 128-year-old firm is comprised of 19 business units, 19,000 employee-partners, and 140 manufacturing facilities located in 18 countries.

Leggett & Platt is the leading U.S. manufacturer of: a) components for residential furniture and bedding; b) office furniture components; c) drawn steel wire; d) automotive seat support and lumbar systems; e) carpet underlay; f) power foundations; g) bedding industry machinery.

FORWARD-LOOKING STATEMENTS: Statements in this release that are not historical in nature are “forward-looking.” These statements involve uncertainties and risks, including the company’s ability to improve operations and realize cost savings, price and product competition from foreign and domestic competitors, changes in demand for the company’s products, cost and availability of raw materials and labor, fuel and energy costs, future growth of acquired companies, general economic conditions, foreign currency fluctuation, litigation risks, and other factors described in the company’s Form 10-K. Any forward-looking statement reflects only the company’s beliefs when the statement is made. Actual results could differ materially from expectations, and the company undertakes no duty to update these statements.

CONTACT: Investor Relations, (417) 358-8131 or invest@leggett.com

David M. DeSonier, Vice President of Corporate Strategy and Investor Relations

Susan R. McCoy, Director of Investor Relations

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LEGGETT & PLATT	Page 5 of 6	February 1, 2011

RESULTS OF OPERATIONS	FOURTH QUARTER			YEAR TO DATE
(In millions, except per share data)	2010	2009	Change	2010	2009	Change
Net sales (from continuing operations)	$801.9	$769.7	4%	$3,359.1	$3,055.1	10%
Cost of goods sold	660.4	599.5		2,703.7	2,425.4

Gross profit	141.5	170.2		655.4	629.7
Selling & administrative expenses	85.6	87.3	(2%)	354.3	363.0	(2%)
Amortization	5.0	5.4		19.8	20.7
Other expense (income), net	0.8	0.9		(6.7)	15.7

Earnings before interest and taxes	50.1	76.6	(35%)	288.0	230.3	25%
Net interest expense	8.7	7.9		32.5	31.9

Earnings before income taxes	41.4	68.7		255.5	198.4
Income taxes	8.8	26.2		71.9	77.3

Net earnings from continuing operations	32.6	42.5		183.6	121.1
Discontinued operations, net of tax [1]	(0.1)	(5.4)		(0.8)	(6.1)

Net earnings	32.5	37.1		182.8	115.0
Less net income from non-controlling interest	(1.1)	(1.9)		(6.2)	(3.2)

Net earnings attributable to L&P	$31.4	$35.2	(11%)	$176.6	$111.8	58%

Earnings per diluted share
From continuing operations	$0.21	$0.26		$1.16	$0.74
From discontinued operations	$0.00	($0.03)		($0.01)	($0.04)
Net earnings per diluted share	$0.21	$0.23	(9%)	$1.15	$0.70	64%
Shares outstanding
Common stock (at end of period)	146.2	148.8		146.2	148.8
Basic (average for period)	150.1	155.0		151.2	159.3
Diluted (average for period)	152.4	156.2		153.3	160.0

CASH FLOW	FOURTH QUARTER			YEAR TO DATE
(In millions)	2010	2009	Change	2010	2009	Change
Net earnings	$32.5	$37.1		$182.8	$115.0
Depreciation and amortization	31.6	33.0		122.8	130.3
Working capital decrease (increase)	73.4	29.0		(17.5)	185.6
Asset Impairment	0.0	4.6		2.4	5.8
Other operating activity	16.6	31.2		72.0	128.6

Net Cash from Operating Activity	$154.1	$134.9	14%	$362.5	$565.3	(36%)
Additions to PP&E	(19.1)	(17.6)		(67.7)	(83.0)	(18%)
Purchase of companies, net of cash	(4.5)	0.0		(4.9)	(2.8)
Proceeds from asset sales	1.7	5.0		28.9	14.1
Dividends paid	(39.5)	(39.7)		(154.9)	(157.2)
Repurchase of common stock, net	(25.6)	(83.5)		(106.3)	(188.0)
Additions (payments) to debt, net	(75.1)	37.6		(45.8)	(64.2)
Other	(24.2)	2.3		(27.8)	11.6

Increase (Decr.) in Cash & Equiv.	$(32.2)	$39.0		$(16.0)	$95.8

FINANCIAL POSITION	31-Dec
(In millions)	2010	2009	Change
Cash and equivalents	$244.5	$260.5
Receivables	478.9	469.5
Inventories	435.3	409.1
Held for sale	0.0	16.4
Other current assets	60.4	58.1

Total current assets	1,219.1	1,213.6	0%
Net fixed assets	624.2	668.6
Held for sale	24.9	27.2
Goodwill and other assets	1,132.8	1,151.8

TOTAL ASSETS	$3,001.0	$3,061.2	(2%)

Trade accounts payable	$226.4	$199.4
Current debt maturities	2.2	10.1
Held for sale	0.0	3.2
Other current liabilities	294.4	322.4

Total current liabilities	523.0	535.1	(2%)
Long term debt	762.2	789.3	(3%)
Deferred taxes and other liabilities	191.4	161.3
Equity	1,524.4	1,575.5	(3%)

Total Capitalization	2,478.0	2,526.1

TOTAL LIABILITIES & EQUITY	$3,001.0	$3,061.2

[1]	Primarily includes: Coated Fabrics (formerly in Residential Furnishings); Storage Products (formerly in Commercial Fixturing & Components).

LEGGETT & PLATT	Page 6 of 6	February 1, 2011

SEGMENT RESULTS	FOURTH QUARTER			YEAR TO DATE
(In millions)	2010	2009	Change	2010	2009	Change
External Sales
Residential Furnishings	$409.5	$413.8	(1.0%)	$1,739.3	$1,684.8	3.2%
Commercial Fixturing & Components	100.8	100.0	0.8%	530.7	487.1	9.0%
Industrial Materials	123.6	115.3	7.2%	498.0	437.6	13.8%
Specialized Products	168.0	140.6	19.5%	591.1	445.6	32.7%

Total	$801.9	$769.7	4.2%	$3,359.1	$3,055.1	10.0%

Inter-Segment Sales
Residential Furnishings	$1.8	$1.8		$7.5	$8.4
Commercial Fixturing & Components	1.0	1.2		4.1	4.3
Industrial Materials	46.6	41.9		227.2	209.2
Specialized Products	9.0	11.3		38.2	55.3

Total	$58.4	$56.2		$277.0	$277.2

Total Sales
Residential Furnishings	$411.3	$415.6	(1.0%)	$1,746.8	$1,693.2	3.2%
Commercial Fixturing & Components	101.8	101.2	0.6%	534.8	491.4	8.8%
Industrial Materials	170.2	157.2	8.3%	725.2	646.8	12.1%
Specialized Products	177.0	151.9	16.5%	629.3	500.9	25.6%

Total	$860.3	$825.9	4.2%	$3,636.1	$3,332.3	9.1%

EBIT
Residential Furnishings	$27.4	$34.2	(20%)	$159.7	$90.3	77%
Commercial Fixturing & Components	(3.5)	(1.8)	(94%)	23.1	7.6	204%
Industrial Materials	10.4	11.7	(11%)	55.2	60.3	(8%)
Specialized Products	19.8	15.2	30%	66.2	17.3	283%
Intersegment eliminations and other	1.4	2.5		(1.2)	(12.0)
Change in LIFO reserve	(5.4)	14.8		(15.0)	66.8

Total	$50.1	$76.6	(35%)	$288.0	$230.3	25%

EBIT Margin [1]			Basis Pts			Basis Pts
Residential Furnishings	6.7%	8.2%	(150)	9.1%	5.3%	380
Commercial Fixturing & Components	(3.4%)	(1.8%)	(160)	4.3%	1.5%	280
Industrial Materials	6.1%	7.4%	(130)	7.6%	9.3%	(170)
Specialized Products	11.2%	10.0%	120	10.5%	3.5%	700

Overall from Continuing Operations	6.2%	10.0%	(380)	8.6%	7.5%	110

LAST SIX QUARTERS	2009		2010
Selected Figures	3Q	4Q	1Q	2Q	3Q	4Q
Trade Sales ($ million)	810	770	816	874	867	802
Sales Growth (vs. prior year)	(29%)	(13%)	14%	15%	7%	4%
EBIT ($ million)	95	77	77	85	76	50
EBIT Margin	11.7%	10.0%	9.5%	9.7%	8.7%	6.2%
Net Earnings - excludes discontinued oper. ($m)	55	41	46	52	48	32
Net Margin - excludes discontinued operations	6.8%	5.3%	5.6%	6.0%	5.5%	3.9%
EPS - continuing operations (diluted)	$0.34	$0.26	$0.30	$0.34	$0.31	$0.21
Cash from Operations ($ million)	142	135	51	67	91	154

Net Debt to Net Capitalization
Long term debt	772	789	822	855	834	762
Current debt maturities	2	10	10	10	10	2
Less cash and equivalents	(221)	(260)	(247)	(244)	(277)	(245)

Net Debt	553	539	585	621	567	520

Total capitalization	2556	2526	2524	2508	2529	2478
Current debt maturities	2	10	10	10	10	2
Less cash and equivalents	(221)	(260)	(247)	(244)	(277)	(245)

Net Capitalization	2337	2276	2287	2274	2262	2236

Long Term Debt to Total Capitalization	30.2%	31.2%	32.6%	34.1%	33.0%	30.8%
Net Debt to Net Capital	23.7%	23.7%	25.6%	27.3%	25.1%	23.3%
Management uses Net Debt to Net Capital to track leverage trends across time periods with variable levels of cash.

Same Location Sales (vs. prior year)	3Q	4Q	1Q	2Q	3Q	4Q
Residential Furnishings	(23%)	(9%)	5%	9%	0%	(1%)
Commercial Fixturing & Components	(28%)	(25%)	23%	8%	4%	1%
Industrial Materials	(41%)	(26%)	8%	29%	13%	18%
Specialized Products	(27%)	(6%)	31%	30%	28%	16%
Overall from Continuing Operations	(28%)	(13%)	14%	16%	8%	6%

[1]	Segment margins calculated on Total Sales. Overall company margin calculated on External Sales.

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